Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT Announces closing of $350 million Senior secured Notes and $190 Million second lien senior secured loan facility

--Transaction Proceeds Used to Retire Company’s Term Loan B Due 2022--

Philadelphia, PA – April 22, 2021 – Lannett Company, Inc. (NYSE: LCI) today announced the closing of the $350 million aggregate principal amount of 7.750% senior secured notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

The Company also closed on a $190 million second lien senior secured loan facility due 2026 (the “Second Lien Facility”) and amended its asset-based revolving credit facility (the “Amended ABL Credit Facility”), increasing the size to $45 million from $30 million and extending the maturity to 2026 from 2022. Interest on the Second Lien Facility is 10% paid in kind (PIK) in year one, and 5% cash coupon and 5% PIK thereafter. In connection with the Second Lien Facility, the Company issued to the participating lenders warrants to purchase up to 8,280,000 shares of common stock of the Company (the “Warrants”) at an exercise price of $6.88 per share. The Warrants will have a term of eight years from issuance and the participating lenders will receive registration rights with respect to the shares of common stock of the Company to be received upon exercise of the Warrants.

The Company used the net proceeds of the Notes and the Second Lien Facility and cash on hand, to retire its Term Loan B (that had a maturity date of November 2022), eliminating the associated interest and amortization payments.

"With the successful completion of this transaction and retirement of our Term Loan B, we have significantly extended the maturity of our debt and enhanced our capital structure; moreover, our new debt does not have leverage covenants,” said Tim Crew, chief executive officer of Lannett. "In addition, the reduction in cash interest and loan amortization significantly improves our free cash flow, estimated to be more than $40 million in year one alone, a portion of which we plan to use to invest in additional growth opportunities. We are very pleased with the transaction and thank our advisors and investors for their support.”

The Notes will pay interest only semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2021, at a rate of 7.750% per annum in cash, and will mature on April 15, 2026, unless earlier redeemed or repurchased in accordance with their terms. The Notes will be secured by first priority liens on substantially all of the assets of the Company and the guarantors, other than working capital assets pledged to secure the Company’s Amended ABL Credit Facility, as to which the Notes will be secured on a second lien basis.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, the enhanced capital structure and improved and planned uses of the free cash flow, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or regulatory approvals or actions, the ability to successfully manufacture and commercialize products upon approval, including acquired products, and the Company’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the Company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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